TRANSITION AGREEMENT
This Transition Agreement (this “Agreement”) is being entered into this 3rd day of March, 2014, by and between Cross Country Healthcare, Inc. (the “Company”) and Emil Hensel (“Executive”). Except as otherwise set forth herein, defined terms shall have the meaning set forth in the Agreement, dated June 24, 1999, between the Company and Employee (the “Original Agreement”).
RECITALS
WHEREAS, Executive has been and is employed by the Company in the capacity as Chief Financial Officer;
WHEREAS, Executive has also served as a member of the Company’s Board of Directors and as an officer and director of various direct and indirect subsidiaries and controlled affiliates of the Company (“Subsidiaries”);
WHEREAS, Executive desires to terminate his employment at the Company and its Subsidiaries;
WHEREAS, the parties desire to provide for the orderly separation of Executive and the effective transition of his duties and responsibilities to a newly appointed person;
NOW THEREFORE, in consideration of the premises and the covenants contained in this Agreement, the sufficiency of which is hereby acknowledged, Executive and the Company agree as follows:

1.	RESIGNATION:
(a)  Resignation. Effective on and as of March 31, 2014 (the “Resignation Date ”), Executive hereby resigns (i) as Chief Financial Officer of the Company; and (ii) from all other positions Executive currently holds as an officer of any of the Subsidiaries. In addition, effective on and as of March 7, 2014, Executive hereby resigns from his position as a director of the Company and the Subsidiaries.
(b)  Transition Period. The period commencing on the Resignation Date and ending on June 3, 2014 shall be referred to herein as the “Transition Period.” From April 1, 2014 through April 30, 2014 (the “Initial Period”), Executive shall continue to be employed by the Company on a full-time basis and shall diligently work at the Company’s headquarters to transition his prior duties and responsibilities to a newly appointed Chief Financial Officer (CFO). From May 1, 2014 through June 3, 2014 (the “PRN Period”), Executive shall provide transition services as requested by the Company on an as needed basis to complete the transition of the CFO functions to a newly appointed CFO. During the Transition Period, Executive shall remain employed by the Company as a Special Advisor to William J. Grubbs, President and CEO of the Company, however, Executive shall not be an officer of the Company.
(c)  Compliance. During the Transition Period, Executive shall comply in full with (i) all applicable laws, orders and regulations, (ii) the Company’s Code of Ethics, Policies and Guidelines; and (iii) the employee manual in effect for the Company’s employees.
(d)  Payments. In exchange for Executive’s covenants and agreements contained in this Agreement and the Release attached hereto as Exhibit “A,” the Company shall pay Executive an aggregate amount equal to twelve (12) months of Executive’s base salary ($357,706.00), less all lawful deductions (the “Consideration”). The Consideration shall be paid as follows:
(i) During the Transition Period, Executive shall continue to be paid his base salary in the normal course in accordance with the Company’s payroll policy, and shall continue to receive all benefits to which Executive is entitled in his current position (but not any accrued but unpaid bonus or other incentive compensation) with the Company; and Executive shall not be entitled to participate in any bonus or incentive compensation program which may be in effect at the Company;
(ii) After the conclusion of the Transition Period and Provided Executive executes and does not revoke the Release attached hereto as Exhibit “A”, the Company shall pay to Executive in one (1) lump sum an amount equal to the Consideration, after all lawful deductions, less any amounts paid to Executive pursuant to subparagraph (d)(i) above during the PRN Period upon expiration of the revocation period described in the Release. For clarity purposes, the amount paid to Executive during the Initial Period shall not be deducted from the Consideration.
(e)  Termination of Employment. Following the last day of the Transition Period, Executive shall no longer be employed by the Company.
(f)  Accrued Vacation Pay. At the end of the Transition Period, Executive shall be compensated for all accrued but unused vacation and personal time in accordance with the Company’s policy.
(g) Legal Fees. The Company agrees to reimburse Executive up to $1,000.00 for legal fees to review this Agreement, subject to reasonable written documentation from a law firm evidencing such fees.

2.	BENEFITS DUE TO RESIGNATION AND RETIREMENT:

(a)  Benefits. At the end of the Transition Period, Employee may elect to continue medical and dental coverage under the Company’s then existing benefit plans in accordance with the continuation requirements of COBRA. Employee shall pay for the cost of such elected coverage.
(b)  Equity Grants. At various times during Executive’s employment by the Company, Executive was awarded restricted stock, options and SARs (the “Equity Grants ”) under the Company’s Equity Incentive Plan (the “Plan”). The Company agrees that any portion of the Equity Grants previously scheduled to vest on or before June 2, 2014 shall vest. Any remaining unvested portion of Equity Grants not vested on or before June 2, 2014 shall not be accelerated and shall terminate and be of no further force or effect. Pursuant to the Plan, Equity Grants held by the Executive that have vested on or before June 2, 2014 may be exercised up to and including June 3, 2015 (one year following the end of the Transition Period).
(c)  401(k) Plan. Executive and the Company acknowledge and agree that Executive is a participant in the Company’s 401(k) Savings Plan (the “401 (k) Plan”) and that Executive’s benefits under the 401(k) Plan shall be determined in accordance with the provisions thereof and any election related thereto. Executive’s participation in the 401(k) Plan shall end on his last day or employment. 401(k) deductions will not be deducted from, nor made by the Company with respect to, the consideration set forth in Section 1(d)(ii) above.

(d)  No Further Benefits, Payments, Etc. Executive acknowledges and agrees that except as expressly provided herein, Executive’s coverage or participation under any voluntary deferral plan, benefit plan, program, policy or arrangement sponsored or maintained by the Company shall cease and be terminated as of the end of the Transition Period. Executive further acknowledges and agrees that no payment made by the Company pursuant to this Agreement is subject to any employer matching obligation or any other employer contribution under any benefit or deferred compensation plan, whether or not any such payment is characterized as wages or other compensation.

3.	RELEASE.
This Agreement supercedes the Original Agreement which shall be deemed terminated in full and of no further force or effect.
4. ON-GOING RESTRICTIONS ON EXECUTIVE’S ACTIVITIES.
(a) Non-Compete. During the term of your employment by the Company, and for a period of one year thereafter (June 3, 2015), Executive shall not, without the written consent of the Company’s Board of Directors, directly or indirectly become associated with, render services to, invest in, represent, advise or otherwise participate as an officer, employee, director, stockholder partner, agent of, or consultant for, any business which is conducted in any jurisdictions in which the Company’s business is conducted and which is competitive with the business in which the Company is engaged at the time your employment with the Company ceases; provided, however, that: (a) nothing herein shall prevent Executive from acquiring up to 3% of the securities of any company listed on a national exchange or quoted on the NASDAQ quotation system, provided his involvement with any such company is solely that of a stockholder. The parties hereto intend that the covenant contained in this Section 4 shall be deemed a series of separate covenants for each country, state, county and city in which the Company’s business is conducted. If, in any judicial proceeding, a court shall refuse to enforce all the separate covenants deemed included in this Section 4 because, taken together , they cover too extensive a geographic area, the parties intend that those of such covenants (taken in order of the countries, states, counties and cities therein which are least populous) which if eliminated would permit the remaining separate covenants to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions of this Section 4.
(b) Confidentiality. In the course of Executive’s employment by the Company, Executive has had access to confidential or proprietary data or information of the Company. Executive will not divulge or communicate to any person nor shall Executive direct any Company employee to divulge or communicate to any person (other than to a person bound by confidentiality obligations similar to those contained herein and other than as necessary in performing his duties during his employment) or use to the detriment of the Company or for the benefit of any other person, any of such data or information. The term “confidential or proprietary data or information” as used in this Agreement shall mean information not generally available to the public or generally known within the staffing industry, including, but not limited to, personnel information, financial information, customer lists, supplier lists, trade secrets, information regarding operations, systems services, knowhow, computer and any other processed or collated data, computer programs, pricing, marketing and advertising data.
(c) Non-Interference. Executive will not at any time during the Transition Period or thereafter, of his own account or for the account of any other person, tortuously interfere with the Company’s relationship with any of its suppliers, customer or employees.
(d) Property. Executive agrees that any inventions, improvements or procedural or methodological innovations, programs methods, forms, systems, services, designs, marketing ideas, products or processed (whether capable of being trademarked, copyrighted or patented) conceived or developed by Executive during his employment and which relate to the business of the Company and/or any of the Subsidiaries, are and shall remain the sole property of the Company. Executive will, upon request, execute any such instruments and perform such acts as may reasonably be requested by the Company to transfer and perfect in the Company all legally protective rights in such property. In addition, Executive shall promptly deliver any and all Company related property and materials in his possession (written, electronic or otherwise) to the Company no later than the last day of the Transition Period
(e) Equitable Relief. With respect to the covenants contained in this Section 4, Executive agrees that any remedy at law for any breach of such covenant(s) may be inadequate and that the Company shall be entitled to specific performance or any other mode of injunctive relief and/or equitable relief to enforce its rights hereunder or any other relief a court may award.

5.	GENERAL PROVISIONS
(a)  Consideration. The parties to this Agreement acknowledge the receipt and sufficiency of the Consideration for both the Transition Period and the Release attached hereto as Exhibit “A” to this Agreement and intend this Agreement to be legally binding.
(b)  Amendments and Waivers. Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by all of the parties, or, in the case of a waiver, by the party that would have benefited from the provision waived.
(c)    Severability. If any provision of this Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (i) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (ii) the remainder of this Agreement will not be affected. In particular, it is the parties’ intention that Section 4 be enforced to the maximum extent permitted by law.
(d)    Governing Law. This Agreement shall be governed and conformed in accordance with the laws of the state of Florida without regard to its conflict of laws provision. In the event Executive or the Company breaches any provision of this Agreement, Executive and the Company affirm that either may institute an action to specifically enforce any term or terms of this Agreement. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior obligation of Executive and the Company under any prior agreements, including the Original Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as set forth below.

CROSS COUNTRY HEALHCARE, INC.        EXECUTIVE

By: /s/ William J. Grubbs                By: /s/ Emil Hensel
Name: William J. Grubbs                 Name: Emil Hensel
Title: President and CEO                 Title: Chief Financial Officer

ANNEX A

RELEASE

In exchange for the Consideration described in the Transition Agreement to which this Release is an Exhibit, (except as to the obligations set forth in the Transition Agreement, which shall survive this Release, shall not be deemed waived by this Release and shall remain binding and enforceable despite this Release), the undersigned Executive knowingly and voluntarily releases and forever discharges the Company, its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as the “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which Executive has or may have against the Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974 (“ERISA”), as amended (except for any vested benefits under any tax qualified benefit plan);

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990 (the “ADEA”), as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Family and Medical Leave Act of 1993, as amended;

•	The Fair Labor Standards Act of 1938, as amended;

•	The Worker Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Sarbanes-Oxley Act of 2002;

•	The Florida Civil Rights Act – Fla. Stat. § 760.01, et seq.;

•	Florida’s Private-Sector Whistle-blower’s Act – Fla. Stat. § 448.101, et seq.;

•	Florida’s Public-Sector Whistle-blower’s Act – Fla. Stat. § 112.3187, et seq.;

•	Florida’s Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers Compensation Claim – Fla. Stat. § 440.205;

•	Florida’s Statutory Provision Regarding Wage Rate Discrimination Based on Sex – Fla. Stat. § 448.07;

•	The Florida Equal Pay Act – Fla. Stat. § 725.07;

•	The Florida Omnibus AIDS Act – Fla. Stat. § 760.50;

•	Florida’s Statutory Provisions Regarding Employment Discrimination on the Basis of and Mandatory Screening or Testing for Sickle-Cell Trait – Fla. Stat. §§ 448.075, 448.076;

•	Florida’s Wage Payment Laws, Fla. Stat. §§ 448.01, 448.08;

•	Florida’s Domestic Violence Leave Act – Fla. Stat. §741.313;

•	Florida’s Preservation & Protection of Right to Keep & Bear Arms in Motor Vehicles Act – Fla. Stat. §790.251;

•	Florida’s Statutory Provision Regarding Termination of Employees who Testify in Judicial Proceedings – Fla. Stat. § 92.57;

•	Florida’s General Labor Regulations, Fla. Stat. ch. 448;

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•	Any public policy, contract, tort, or common law; or

•	Any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Notwithstanding the foregoing, nothing in this Agreement is intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) in connection with any claim Executive believes he may have against any Releasee. However, by executing this Agreement, Executive hereby waives the right to recover in any proceeding Executive may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on Employee’s behalf.

Executive acknowledges and agrees that he has been advised in writing to consult with an attorney and has had the opportunity to seek legal advice before executing this Release. Executive acknowledges and agrees that he has been afforded at least twenty-one (21) days to consider the meaning and preclusive effect of this Release and is entering into it freely and knowingly. Executive acknowledges and agrees that he may revoke this Release for a period of seven (7) calendar days from the day he executes this Release. Any revocation within this period must be submitted, in writing, to Susan Ball, General Counsel for the Company and state, “I hereby revoke my Release.” The revocation must be personally delivered or mailed and postmarked within seven (7) calendar days of execution of this Release. This Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Florida, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

ACCEPTED AND AGREED TO THIS
___ DAY OF JUNE, 2014

EXECUTIVE

______________________________
Emil Hensel

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